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                                                               EXHIBIT (a)(1)(F)

[FORM OF ELECTRONIC OR FACSIMILE CONFIRMATION OF RECEIPT OF FORMS]

[Communication to be in email or facsimile format]

To: [option holder]

CONFIRMATION OF RECEIPT OF ELECTION FORM/NOTICE TO WITHDRAW FROM THE OFFER

[ ] We have received your Election Form for one or more of your Eligible
    Options and Required Options. Based on what we have received from you to date, you have elected to exchange the Eligible Options and Required Options as indicated on the attached Personnel Option Status report.

[ ] We have received your Notice to Withdraw from the Offer electing to reject
    AXT's offer to exchange your Eligible Options and Required Options.

If this is not correct, please re-deliver the Election Form and Personnel Option Status report or the Notice to Withdraw from the Offer containing the correct information.

Please note that you may change your previous election(s) at any time before 9:00 p.m., Pacific Time, on June 24, 2003. If we extend the offer to exchange beyond that time, you may change your previous election at any time until the extended date.

If you have any questions, please contact Kirk Lowe at (510) 683-5900, extension 208.